Exhibit 99.1

Noranda Receives Continued Listing Standard Notice from NYSE

Franklin, Tennessee - August 10, 2015 - Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that it received written notice from the New York Stock Exchange (NYSE) on August 7, 2015 that the Company is not in compliance with one of NYSE’s continued listing standards because the average global market capitalization of its common stock over a 30 trading-day period was less than $50 million and, at the same time, stockholders equity was less than $50 million.

Under NYSE rules, the Company must notify the NYSE, within 10 business days after receiving the notice, if it intends to submit a plan that will advise the NYSE of definitive action it has taken, or is taking, to bring it into conformity with the listing standard within 18 months of receipt of the notice. The Company must provide such a plan within 45 days after receipt of the notice. If the Company submits a plan and the NYSE accepts the plan, the shares of common stock of the Company will continue to be listed on the NYSE during the 18-month plan period, subject to compliance with other NYSE continued listing standards and continued periodic review by the NYSE of the Company’s progress with respect to the plan. If a plan is not submitted, is not accepted or is accepted but the Company does not make progress consistent with the plan during the plan period, the NYSE could proceed with suspension and delisting proceedings.

As previously reported, the Company received a notice from NYSE that the Company is not in compliance with one of the NYSE's continued listing standards because the average closing price of its common stock was less than $1.00 per share over a 30 consecutive trading day period. The Company has called a special meeting of stockholders to be held on August 24, 2015, at which the stockholders will consider an amendment to the Company’s amended and restated certificate of incorporation that would, among other things, provide for a 1-for-7 reverse stock split.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements, and does not conflict with, or cause, an event of default under any of the company’s material debt or other agreements.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our anticipation that, if approved by stockholders and when completed, the reverse stock split will enable the Company to regain compliance with the NYSE continued listing requirement. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation, unanticipated adjournments or postponements of the special meeting, the failure of stockholders to approve the proposed reverse stock split, and the failure of our stock price to attain the necessary level to regain compliance due to, among other things, our financial results, market conditions and the market perception of our business.
Forward-looking statements contain words such as “believes,” “expects,” “will,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils.

Exhibit 99.1

Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com